Exhibit 21.1
LIST OF SUBSIDIARIES

The following is a list of all our subsidiaries, their jurisdiction of incorporation and the names under which they do business. This list does not include those subsidiaries that, in the aggregate, would not have been a “significant subsidiary” as of December 31, 2025.

NAME	INCORPORATION
Admiral Management Inc.	Liberia
Canodros CL	Ecuador
CCL Holdings LLC	Liberia
CCL Ships LLC	Liberia
Celebrity Cruises Holdings Inc.	Liberia
Celebrity Cruises Inc., doing business as Celebrity Cruises	Liberia
GG Operations Inc.	Delaware
Global Fleet Management LLC	Liberia
Island for Science, Inc.	Indiana
Islas Galapagos Turismo y Vapores CA	Ecuador
Labadee Investments Ltd.	Cayman Islands
RCI Holdings LLC	Liberia
RCI Ships LLC	Liberia
RCL Celebrity Ships LLC	Liberia
RCL Cruise Holdings LLC	Liberia
RCL Cruises (Cyprus) Limited	Cyprus
RCL Cruises Ltd.	England and Wales
RCL GEO LLC	Florida
RCL Holdings Cooperatief U.A.	Netherlands
RCL Holdings LLC	Liberia
RCL Investments Ltd.	England and Wales
RCL Ships LLC	Liberia
RCL TUI Cruises German Holding GmbH & Co. KG	Germany
RCL (UK) Ltd.	England and Wales
RCL Worldwide (Hong Kong) Limited	Hong Kong
RCL Worldwide Ltd.	Liberia
Royal Caribbean Cruises (Asia) Pte. Ltd.	Singapore
Royal Caribbean Cruises Services (China) Company Limited	China
Royal Caribbean Holdings LLC	Liberia
Royal Caribbean Ships LLC	Liberia
SG Expeditions Cyprus Limited	Cyprus
SG Expeditions SAGL	Switzerland
Silversea Cruise Finance LLC	Liberia
Silversea Cruises Australia Pty. Ltd.	Australia
Silversea Cruises Canada Ltd.	Canada
Silversea Cruises (Europe) Ltd.	England and Wales
Silversea Cruises LLC	Liberia
Silversea Cruises South Africa Pty. Ltd.	South Africa
Silversea Cruises (UK) Ltd.	England and Wales
Silversea Finance Holdings LLC	Liberia
Silversea Finance Ships LLC	Liberia
Silversea Holdings LLC	Liberia
Silversea SAM	Monaco

NAME	INCORPORATION
Silversea Ships LLC	Liberia
Societe Labadee Nord, S.A.	Haiti
White Sand Inc.	Liberia
XP Tours S.A.	Ecuador